Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-450 _____ 252/291-5507

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May 16, 2003	Henry C. Babb, 252-291-5507

Standard Commercial Corporation Announces

DeLoach Case Settlement

WILSON, NC—Standard Commercial Corporation (STW-NYSE) today reported that it, along with all but one of the other defendants in the DeLoach class action litigation pending in the United States District Court for the Middle District of North Carolina, has entered into a settlement agreement with the plaintiffs. The class action was brought in behalf of all persons holding a quota to grow flue-cured or burley tobacco in the United States at any time from February 1996 to the present and all the domestic producers of flue-cured or burley tobacco who sold such tobacco in the United States during the same period and alleges various Sherman Act antitrust violations depressing the quotas for flue-cured and burley tobacco under the federal tobacco program. The agreement, which remains subject to court approval, provides for a payment by the Company of $7 million toward the total settlement amount and grants to the Company a full release from all claims.

R. E. Harrison, the Company’s President and Chief Executive Officer, noted that the settlement agreement expressly provides that it does not constitute an admission of the truth of any of the plaintiffs’ claims or allegations and that in fact the Company continues vigorously to deny that it has engaged in any of the alleged conduct; but that the Company was entering into the agreement to avoid the significant expense, inconvenience and burden of the litigation. Mr. Harrison also noted that Standard Commercial Corporation hopes this settlement will put an end to the divisiveness caused by the litigation and enable the industry to focus on protecting and strengthening the US domestic tobacco market.

STANDARD COMMERCIAL is one of the world’s largest leaf tobacco dealers and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufacturers and wool users.

2201 Miller Road, Wilson NC 27893 • Telex 802840 • Fax 252/237-0018